Interim Consolidated Financial Statements

March 31, 2008

(Unaudited)

GENOIL INC. Index to Interim Consolidated Financial Statements Three months ended March 31, 2008

Page
FINANCIAL STATEMENTS
Interim Consolidated Balance Sheets	1
Interim Consolidated Statements of Loss and Deficit	2
Interim Consolidated Statements of Cash Flows	3
Notes to Interim Consolidated Financial Statements	4 - 13

Responsibility for Financial Statements

The interim consolidated financial statements of Genoil Inc. have been prepared by and are the responsibility of the Company's management. They include the selection of appropriate accounting principles, judgments and estimates necessary to comply with
Canadian generally accepted accounting principles.

The auditors of Genoil Inc. have not performed a review of these unaudited interim consolidated financial statements.

	Interim Consolidated Balance Sheets
	March 31, 2008 and December 31, 2007
		(Unaudited)

	C$	C$
	March	December
	(Unaudited)	(Audited)
	2008	2007

ASSETS
CURRENT
Cash and cash equivalents	$ 226,047	$ 151,686
Receivables	23,959	83,886
Prepaid expenses and deposits	155,495	194,601

	405,501	430,173
PROPERTY, PLANT AND EQUIPMENT	2,429,661	2,484,100
INTANGIBLE ASSETS	2,267,407	2,325,383

	$ 5,102,569	$ 5,239,656

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
Accounts payable and accrued liabilities	$ 741,763	$ 1,399,066
Due to related parties	85,362	98,527
Convertible Notes - current portion (Note 3)	1,157,063	1,120,823

	1,984,188	2,618,416
CONVERTIBLE NOTES (Note 3)	142,758	138,611

	2,126,946	2,757,027

SHAREHOLDERS' EQUITY
Share capital (Note 4)	48,800,750	45,676,239
Contributed surplus (Note 5)	12,760,567	11,928,443
Accumulated deficit	(58,585,694)	(55,122,053)

	2,975,623	2,482,629

	$ 5,102,569	$ 5,239,656

SUBSEQUENT EVENTS (Note 8)
GOING CONCERN (Note 2)

APPROVED BY THE BOARD

/signed/ D.K. Lifschultz__ D.K. Lifschultz - Director

/signed/ J. Fatony _____  J. Fatony - Director

See notes to consolidated financial statements

		GENOIL INC.
	Interim Consolidated Statements of Loss and Deficit
	Three months ended March 31
		(Unaudited)

	C$	C$
	2008	2007

REVENUES	$ 22,177	$ -

EXPENSES
Administrative expenses	1,122,053	1,184,537
Stock-based compensation	2,106,373	349,850
Amortization	124,303	131,603
Accretion of Convertible notes (Note 3)	4,147	90,588
Development expenses	94,099	38,764
Interest	37,017	43,967

LOSS FROM OPERATIONS	3,487,992	1,839,309

INTEREST INCOME	2,174	9,895

NET LOSS	(3,463,641)	(1,829,414)
DEFICIT - BEGINNING OF PERIOD	(55,122,053)	(42,287,033)

DEFICIT - END OF PERIOD	$ (58,585,694)	$ (45,608,905)

See notes to consolidated financial statements

		GENOIL INC.
	Interim Consolidated Statements of Cash Flows
	Three months Ended March 31
		(Unaudited)

	C$	C$
	2008	2007

OPERATING ACTIVITIES
Net loss	$ (3,463,641)	$ (1,829,414)
Items not affecting cash:
Amortization	124,303	131,603
Accrued interest	36,240	31,326
Accretion of convertible notes	4,147	90,588
Stock-based compensation	2,106,373	349,850

	(1,192,578)	(1,226,047)

Changes in non-cash working capital:
Receivables	59,927	(12,520)
Accounts payable and accrued liabilities	(657,303)	110,459
Prepaid expenses and deposits	39,106	7,873

	(558,270)	105,812

Cash flow used by operating activities	(1,750,848)	(1,120,235)

INVESTING ACTIVITY
Purchase of equipment	(11,889)	(4,848)

Cash flow used by investing activity	(11,889)	(4,848)

FINANCING ACTIVITIES
Advances to related parties	(13,165)	-
Options exercised	1,603,188	194,833
Shares issued	247,075	-

Cash flow from financing activities	1,837,098	194,833

INCREASE (DECREASE) IN CASH FLOW	74,361	(930,250)
Cash - beginning of period	151,686	1,434,671

CASH - END OF PERIOD	$ 226,047	$ 504,421

CASH FLOWS SUPPLEMENTARY INFORMATION
Interest paid	$ 777	$ 12,641

Income taxes paid	$ -	$ -

See notes to consolidated financial statements

GENOIL INC. Notes to Interim Consolidated Financial Statements Three months ended March 31, 2007

(Unaudited)

1. INTERIM FINANCIAL STATEMENTS

These interim financial statements follow the same accounting policies and methods in their application as the most recent annual consolidated financial statements.

The interim financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the applicable Canadian Securities Commissions and
Regulatory Authorities. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments which, in the opinion of management, are necessary for fair presentation of the information therein. These statements should be read in conjunction with the audited financial statements of the Company for the years ended December 31, 2007 and 2006.

Results of operations for the interim periods are not indicative of annual results.

2. NATURE OF BUSINESS AND ABILITY TO CONTINUE AS A GOING CONCERN

Genoil Inc. (the “Company”) was incorporated under the Canada Business Corporations Act. The
Company is a technology development company focused on providing innovative solutions to the oil and gas industry through the use of proprietary technologies. The Company’s business activities are primarily directed to the development and commercialisation of its upgrader technology, which is designed to economically convert heavy crude oil into light synthetic crude. The Company is listed on the TSX Venture Exchange under the symbol GNO as well as the Nasdaq OTC Bulletin Board using the symbol GNOLF.OB.

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles on a going concern basis, which presumes the Company will be able to realize its assets and discharge its liabilities in the normal course of operations for the foreseeable future.
As at March 31, 2008, the Company had incurred accumulated losses of $58,585,694 (2007 -
$55,122,053) since inception.

The ability of the Company to continue as a going concern is in substantial doubt and is dependent on achieving profitable operations, commercialising its upgrader technology, and obtaining the necessary financing in order to develop this technology further. The outcome of these matters cannot be predicted at this time. The Company will continue to review the prospects of raising additional debt and equity financing to support its operations until such time that its operations become self-sustaining, to fund its research and development activities and to ensure the realization of its assets and discharge of its liabilities. While the Company is expending its best efforts to achieve the above plans, there is no assurance that any such activity will generate sufficient funds for future operations.

The Company is not expected to be profitable during the ensuing twelve months and therefore must rely on securing additional funds from either issuance of debt or equity financing for cash consideration.

The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

					GENOIL INC.
		Notes to Interim Consolidated Financial Statements
			Three months ended March 31, 2007
						(Unaudited)

3.	CONVERTIBLE NOTES

		Series A	Series B	Series C	Series D	Total

	Gross amount received	$ 5,638,220	$ 750,000	$ 750,000	$ 968,825	$ 8,107,045
	Value of warrants and conversion option	(3,822,864)	(25,819)	(26,738)	(51,036)	(3,926,457)

	Fair value of repayment obligation	$ 1,815,356	$ 724,181	$ 723,262	$ 917,789	$ 4,180,588

	2006
	Beginning balance	$ 2,033,199	$ 735,135	$ 723,262	$ -	$ 3,491,596
	New issuances	-	-	-	917,789	917,789
	Accretion	420,622	14,865	26,738	25,173	487,398
	Interest accrued	-	-	-	27,773	27,773
	Conversions	(296,316)	(750,000)	(750,000)	-	(1,796,316)

	Ending balance	$ 2,157,505	$ -	$ -	$ 970,735	$ 3,128,240

	2007
	Accretion	301,611	-	-	25,863	327,474
	Interest accrued	-	-	-	124,226	124,226
	Conversion to common shares	(132,679)				(132,679)
	Conversion to preferred shares	(2,187,826)	-	-	-	(2,187,826)

	Ending balance	$ 138,611	$ -	$ -	$ 1,120,824	$ 1,259,435

	2008
	Accretion	4,147	-	-	-	4,147
	Interest accrued	-	-	-	36,239	36,239

	Ending balance	$ 142,758	$ -	$ -	$ 1,157,063	$ 1,299,821

(continues)

GENOIL INC. Notes to Interim Consolidated Financial Statements Three months ended March 31, 2007

(Unaudited)

3. CONVERTIBLE NOTES (continued)

Series A
On December 23, 2004, the Company issued a $5,638,220 non-interest bearing convertible note.
This convertible note is due on December 23, 2014. The note holders also received 3,203,534 warrants entitling them to purchase the same number of shares at a price of $0.85 per share at any time prior to December 23, 2009. At the holder’s option, the note may be converted to common shares of the Company at a rate of $0.44 per share at any time prior to maturity. The convertible note may also be converted at the Company’s option if the Company’s common share trading price exceeds $1.55 per share for 30 consecutive trading days during the term of the note.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 12%, was estimated to be $1,815,356 on the date the agreement was signed. To estimate the fair value of the warrants, the Company used the Black-Scholes option-
pricing model with the following assumptions: zero dividend yield; expected volatility of 100%; risk-
free rate of 3%; and expected life of 5 years, resulting in a fair value of $834,153. The residual portion of the proceeds of $2,988,711 was allocated to the conversion option. Both the warrants and conversion option were recorded as debt discounts and are being accreted over the term of the debt.
During the year ended December 31, 2007, the Company recorded accretion expense of $301,611
(2006 - $420,622, 2005 - $217,843).

During 2006, notes with a face value of $296,316 were converted into common shares of the company at a price of $0.44 per share and 673,445 shares were issued.

A director and officer of the Company and an entity associated with the officer and director subscribed for $306,425 of the convertible notes issued effective December 23, 2004 and was assigned 174,106 share purchase warrants.

During 2007, notes with a face value of $132,679 were converted into common shares of the company at a price of $0.44 per share and 301,543 shares were issued.

On November 15, 2007, at the request of a large note holder, notes with a face value of $4,902,800
(and related discounts of $2,714,970) were converted into 2,785,681 Class "A" preferred shares of the Company. The preferred shares are convertible into 11,142,724 common shares - being the same number of common shares the convertible notes would have been convertible into. Per EIC -
96, "Accounting for the early extinguishment of convertible securities through (1) early redemption or repurchase and (2) induced early conversion", the preferred shares were valued using the market price ($0.61) of the common shares on date of conversion. This consideration transferred (i.e. the value of the preferred shares) to settle the Series A convertible notes was allocated to the carrying value of the debt and conversion option element on the same basis as was used to allocate the original debt proceeds. The fair value of the debt portion was calculated by discounting at face value of 16%, the estimated market rate for the Company. This resulted in a loss of $176,450 on the debt element being recorded (note 15), while contributed surplus was reduced by $4,432,786, being the consideration allocated to the conversion option. Had we used a market rate of 18%, a gain of
$94,312 would have been recorded.

(continues)

GENOIL INC. Notes to Interim Consolidated Financial Statements Three months ended March 31, 2007

(Unaudited)

3. CONVERTIBLE NOTES (continued)

Series B
On October 24, 2005, the Company issued a $750,000 convertible note to a company controlled by a director and officer of the Company. This convertible note was due on April 6, 2006 and had an interest rate of 12% per annum. At the holder’s option, the note was convertible to common shares of the Company at a rate of $0.44 per share at any time prior to maturity.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 19.5%, was estimated to be $724,181 on the date the agreement was signed. The residual portion of the proceeds of $25,819 was allocated to the conversion option and was recorded as debt discount with the corresponding charge to contributed surplus. During the year ended December 31, 2006, the Company recorded accretion expense of $14,865 (2005 -
$10,954).

During 2006, the holder converted the entire principal of $750,000 and interest of $26,250 on the note into common shares of the company at a price of $0.44 per share and received 1,764,204 shares.

Series C
On December 23, 2005, the Company issued a $750,000 convertible note to a company controlled by a director and officer of the Company. This convertible note was due on June 24, 2006 and had an interest rate of 12% per annum. The note holder also received 426,000 warrants entitling him to purchase the same number of shares at a price of $0.85 per share at any time prior to July 24, 2006.
At the holder’s option, the note was convertible to common shares of the Company at a rate of $0.44 per share at any time prior to maturity.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 19.5%, was estimated to be $723,262 on the date the agreement was signed. To estimate the fair value of the warrants, the Company used the Black-Scholes option-
pricing model with the following assumptions: zero dividend yield; expected volatility of 77%; risk-free rate of 3.8%; and expected life of 0.5 years, resulting in a fair value of $1,150. The residual portion of the proceeds of $25,588 was allocated to the conversion option. Both the warrants and conversion option were recorded as debt discounts and were accreted over the term of the debt. During the year ended December 31, 2006, the Company recorded accretion expense of $26,738 (2005 - $NIL) to its fair value.

During 2006, the holder converted the entire principal of $750,000 and interest of $42,000 on the note into common shares of the Company at a price of $0.44 per share and received 1,800,000 shares.

(continues)

GENOIL INC. Notes to Interim Consolidated Financial Statements Three months ended March 31, 2007

(Unaudited)

3. CONVERTIBLE NOTES (continued)

Series D
On October 6, 2006, the Company issued a $968,825 convertible note to entities controlled by a director and officer of the Company in settlement of debt owed them. This convertible note is due on
April 6, 2007 and has an interest rate of 12% per annum. The note holder also received 322,941 warrants entitling the holder to purchase the same number of shares at a price of $0.98 per share at any time prior to April 6, 2007. At the holder’s option, the note may be converted to common shares of the Company at a rate of $0.75 per share at any time prior to maturity. The convertible note may also be converted at the Company’s option if the Company’s common share trading price exceeds
$1.55 per share for 30 consecutive trading days during the term of the note.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 24%, was estimated to be $917,789 on the date the agreement was signed. The residual amount, being $51,036, was allocated to the fair value of the warrants and no value was allocated to the conversion option. The debt discount will be accreted over the term of the debt. To estimate the fair value of the warrants, the Company used the Black-Scholes option-
pricing model with the following assumptions: *zero dividend yield; expected volatility of 86%; risk-
free rate of 4.37%; and expected life of 0.5 years. During the year ended December 31, 2007, the
Company recorded accretion expense of $25,862 (2006 - $25,173).

On April 6, 2007, the maturity date of convertible noteas with a face value of $670,785 and the expiry date of 253,595 attached warrants were extended by six months to October 6, 2007. On that date, the notes and attached warrants were again extended by six months. All other terms and conditions attached to the notes remained unchanged. The convertible notes are now due on April 6, 2008.

Per EIC-88, "Debtor's Accounting for a Modification or Exchange of Debt Instruments" the extension of the notes at April 6 and October 6 was considered a modification of the debt. The fair value of the repayment obligation, being the present value of the future principal and interest payments at each modification date using a discount factor of 16% was estimated to approximate the face value of the notes at each date. No amount was allocated to the conversion option.

The extension of the attached warrants at April 6 and October 6 was considered pursuant to the requirements of S3870.55 of the CICA Handbook. The aggregate incremental value of the warrants at both extension dates, in the amount of $25,484, was expensed as additional interest expense.
The fair value of the warrants at each modification date was estimated using the Black-Sholes option-
pricing model with the following assumptions: zero dividend yield; expected life of 0.5 years; expected volatility of 76% and 76% respectively; and risk free rate of 4.19% and 4.35% respectively.

The balance of the notes, with a face value of $208,040 and accrued interest of $32,640, is now callable. The attached 69,346 warrants have expired. The Company has entered into a one year line of credit that would provide the required capital, should this portion of the debt be called.

4. SHARE CAPITAL

Authorized:

- An unlimited number of common shares without par value.
- 10,000,000 Class A Preferred shares, issuable in series.

(continues)

GENOIL INC. Notes to Interim Consolidated Financial Statements Three months ended March 31, 2007

			(Unaudited)

4.	SHARE CAPITAL (continued)

	Issued and outstanding common shares:
		Number	Amount
	2006
	Balance, beginning of year	196,051,227	$ 21,665,406
	Private placement (1)	4,863,218	3,425,270
	Shares for debt	456,807	269,858
	Stock options exercised	10,314,101	2,899,991
	Warrants exercised	2,631,602	598,904
	Conversion of notes	4,237,649	1,864,566
	Repurchase of royalty agreement	4,500,000	4,230,000
	Share issue expenses		(144,766)

	Balance, end of year	223,054,604	$ 34,809,229

	2007
	Private placement (2)	5,130,382	2,399,621
	Shares for debt	768,565	364,939
	Stock options exercised	3,657,663	1,400,699
	Conversion of notes	301,543	132,679
	Share issue expenses		(227,990)

	Balance, end of year	232,912,757	$ 38,879,177

	2008
	Private placement	378,787	206,158
	Stock options exercised	6,643,750	2,918,353

	Balance, end of quarter	239,935,294	42,003,688

	Issued and outstanding Class "A' Preferred shares:
		Number	Amount
	2007
	Issued on conversion of convertible notes	2,785,681	$ 6,797,062

	Balance, end of year	2,785,681	$ 6,797,062

	2008

	Balance, beginning & end of quarter	2,785,681	$ 6,797,062

	TOTAL SHARE CAPITAL		$ 48,800,750

(continues)

GENOIL INC. Notes to Interim Consolidated Financial Statements Three months ended March 31, 2007

(Unaudited)

4. SHARE CAPITAL (continued)

1. In September 2006, the Company issued 4,863,218 units at US$0.73 per unit. Each unit consisted of one common share and one-quarter non-transferable share purchase warrant.
Each full warrant entitles the holder to purchase one common share at US$1.10 for a period of two years. C$3,425,270 of the proceeds was allocated to share capital and C$522,497 to warrants. The value attributed to the warrants were calculated using the Black-Scholes model with volatility; 106%, risk free rate 3.95% and dividend yield nil over their expected life of 2 years.

The Company issued 236,311 warrants with an exercise price of $0.82 as a finders fee in connection with this private placement. The $113,085 value attributed to the warrants was calculated using the Black-Scholes model with volatility; 106%, risk free rate 3.95% and dividend yield nil over an expected life of 2 years.

2. In June 2007, the Company issued 5,130,382 units at US$0.52 per unit. Each unit consisted of one common share and one-quarter non-transferable share purchase warrant. Each full warrant entitles the holder to purchase one common share at US$0.78 for a period of three years. C$2,399,621 of the proceeds was allocated to share capital and C$440,110 to warrants.
The value attributed to the warrants were calculated using the Black-Scholes model with volatility; 93%, risk free rate 3.93% and dividend yield nil over their expected life of 3 years.

The Company issued 234,692 warrants with an exercise price of $0.52 as a finders fee in connection with this private placement. The $76,157 value attributed to the warrants was calculated using the Black-Scholes model with volatility; 95%, risk free rate 4.71% and dividend yield nil over an expected life of 2 years.

3. During 2007, the Company issued Class "A" Preferred shares in connection with the conversion of long term notes (note 3). The preferred shares can be converted into common shares at a ratio of four common shares for each preferred share. This can be done at the option of the holder of the preferred shares or, after five years, at the option of the Company.
The preferred shares carry no voting power and can be redeemed by the Company at $1.76 per share at any time. In the event of liquidation, dissolution or winding up of the Company, the preferred shares shall have preference to receive up to $1.76 per share, before any distribution to any other share holders of the Company.

4. During the the first quarter of 2008, stock options were exercised raising gross proceeds of
$1,603,188. As a result $1,315,166, representing the fair value of these options, was reclassified from contributed surplus to share capital.

5. On March 3, 2008 the Company raised U$250,000 through the private placement of 378,787 shares at U$0.66. A total of 94,696 warrants, with an excercise price of U$0.99 and a term of 5 years, were attached. The fair market value of the warrants were calculated at C$40,917, using the Black-Scholes model and credited to contributed surplus.

GENOIL INC.
Notes to Interim Consolidated Financial Statements
Three months ended March 31, 2007

(Unaudited)

5.	CONTRIBUTED SURPLUS

		2008	2007

	Balance, beginning of period	$ 11,928,443	$ 11,669,412
	Options granted	2,106,373	4,669,556
	Options exercised	(1,315,166)	(622,600)
	Warrants granted	40,917	644,861
	Notes converted to preferred shares	-	(4,432,786)

	Balance, end of period	$ 12,760,567	$ 11,928,443

6. STOCK OPTIONS

The Company has a stock option plan for directors, officers, employees and consultants. The term and vesting conditions of each option may be fixed by the Board of Directors when the option is granted, but the term cannot exceed 10 years. The maximum number of shares that may be reserved for issuance under the plan is fixed at 44,961,229. The maximum number of shares that may be optioned to any one person is 5% of the shares outstanding at the date of the grant.

Details of the stock options are as follows:

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
		Price		Price		Price
	Number	2008	Number	2007	Number	2006

Balance, beginning of year	39,091,250	$ 0.49	27,213,502	$ 0.45	27,180,103	$ 0.19
Granted	3,450,000	0.73	16,478,750	0.51	11,564,166	0.78
Cancelled	-	-	(943,339)	0.35	(1,216,666)	0.33
Exercised	(6,643,750)	0.24	(3,657,663)	0.21	(10,314,101)	0.14

Balance, end of quarter	35,897,500	$ 0.57	39,091,250	$ 0.49	27,213,502	$ 0.45

Exercisable, end of quarter	26,182,083	$ 0.55	27,553,749	$ 0.46	21,342,250	$ 0.35

The following is a summary of options outstanding and exercisable as at March 31, 2008:

	Outstanding				Vested

			WA		Remaining	WA
		Remaining	Outstanding		Vested	Vested
	Outstanding	Contractual	Exercise	Vested	Contractual	Exercise
Range	Options	Life	Price	Options	Life	Price

$0.00 to $0.39	7,650,000	1.46	$0.26	7,150,000	1.39	$0.26
$0.40 to $0.79	23,980,000	3.34	$0.54	15,716,250	3.21	$0.54
$0.80 to $1.19	337,500	2.17	$1.12	337,500	2.17	$1.12
$1.20 to $1.59	3,550,000	2.05	$1.21	2,883,333	2.03	$1.21
$1.60 to $2.00	380,000	3.09	$1.65	95,000	3.09	$1.65

	35,897,500	2.80	$0.56	26,182,083	2.57	$0.55

GENOIL INC. Notes to Interim Consolidated Financial Statements Three months ended March 31, 2007

(Unaudited)

7. WARRANTS A summary of the changes in share purchase warrants outstanding and exercisable at the end of the year is as follows:

		Weighted		Weighted
		Average		Average		Weighted
		Exercise		Exercise		Average
		Price		Price		Exercise Price
	Number	2008	Number	2007	Number	2006

Balance, beginning of year	7,026,528	$ 0.85	4,978,588	$ 0.95	6,359,912	$ 0.55
Granted	94,696	0.99	2,117,286	0.70	1,775,054	1.14
Exercised	-	-	-	-	(2,631,602)	0.15
Expired	-	-	(69,346)	0.98	(524,776)	0.72

Balance, end of year	7,121,224	$ 0.85	7,026,528	$ 0.85	4,978,588	$ 0.95

The following is a summary of warrants as at March 31, 2008:

		Outstanding

	Outstanding	Remaining	WA Outstanding
Range	Warrants	Contractual Life	Strike Price

$0.40 to $0.79	2,353,597	1.5	$0.71
$0.80 to $1.19	4,767,627	1.4	$0.92

	7,121,224	1.4	$0.85

GENOIL INC. Notes to Interim Consolidated Financial Statements Three months ended March 31, 2007

(Unaudited)

8. SUBSEQUENT EVENTS

On April 6, 2008 the term of the Series D convertible notes mentioned in note 3, was extended by another six months to October 6, 2008. All other terms and conditions attached to the notes remains unchanged.

On May 12, 2008, the Company entered into a new funding agreement for $5,000,000 with David K.
Lifschultz, the Company's Chairman and Chief Executive Officer. This replaces the $1,000,000 funding agreement previously entered into with Mr. Lifschultz. The new agreement would make funds available for one year, bear interest at 12% per annum and become due and payable on May
12, 2009. Any amounts drawn under the old funding agreement will be deemed to have been drawn pursuant to the new funding agreement. In consideration, the Company has agreed to issue
1,200,000 common share purchase warrants to Mr. Lifschultz, exercisable for one common share per warrant at any time within one year from date of issue, at $0.37. This agreement is still subject to
TSX approval.

9. FINANCIAL INSTRUMENTS

Credit Risk

The Company is exposed to credit risk with respect to its cash and receivables. Receivables are comprised mainly of goods and services tax credits receivable from a Canadian tax agency and cash is placed with major financial institutions. Management believes this mitigates the risk associated with these instruments.

Currency Risk

The Company translates the results of its foreign operations into Canadian dollars using rates approximating the average exchange rate for the year. The exchange rate may vary and create foreign currency risk. As at year-end the Company had certain obligations denominated in US dollars and there are no contracts in place to manage the exposure. As at March 31, 2008 the Company had
US$2,025 (2007 - US$385,487) in cash and accounts payable of US$- (2007 - US$88,779).

Interest rate risk

The Company is not exposed to significant interest rate risk due to the short-term nature of its financial instruments and due to the long-term convertible notes not bearing interest.

10. COMPARATIVE FIGURES

Certain of the comparative figures have been reclassified to conform to the current period's presentation.